UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SOUTHWEST AIRLINES CO.
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

MICHAEL CAWLEY

DAVID CUSH

SARAH FEINBERG

JOSHUA GOTBAUM

DAVID GRISSEN

ROBERT MILTON

GREGG SARETSKY

PATRICIA WATSON

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at a special meeting of shareholders of Southwest Airlines Co., a Texas corporation (the “Company”).

Item 1: On October 22, 2024, Elliott posted Episode No. 2 of its “Stronger Southwest” podcast series to Apple Podcasts, Spotify, Simplecast, and the Stronger Southwest YouTube channel. A written transcript of Episode No. 2 is included below, and other materials relating to the posting of Episode No. 2 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Transcript

Bri (0:00) Welcome to the Stronger Southwest podcast, where we introduce you to Elliott’s nominees for the board of Southwest Airlines. Thanks so much for tuning in. We put out this podcast last week, and we’ve been thrilled by all of you that have subscribed and listened. Last week, we had Gregg Saretsky, one of our eight nominees for the board of Southwest, join us. He was the former CEO of WestJet, which is an airline in Canada that was modeled off of Southwest. And this week we have another nominee joining us, and we’re excited to bring their stories directly to you.

Bri (0:37) Joining me today is David Cush, who brings a wealth of experience from the airline industry – over 30 years, actually – most recently in the CEO seat at Virgin America, after about 20 years in finance and operational roles at American Airlines. David Cush, thank you for joining our podcast.

David (0:56) Good to be here.

Bri (0:58) I really want to start off at the beginning of your career. Let’s take you back to Dallas. You had just graduated from SMU. You had a degree in psychology and fine arts in film. How did you end up working at airlines instead of producing films in Hollywood?

David (1:17) Well, I started out actually at SMU in broadcast film – so really, more on the broadcast side – and really enjoyed it. Actually, picked up my psychology degree just along the way because I liked the courses and accumulated enough credits. But when I got out, I decided that I wanted to go more on the business side rather than the production side or the talent side of that. So, I went and got my MBA, went straight through at SMU, and when I came out, I decided that I wanted to focus a little bit more on business. And I actually came out and worked for the first couple of years for EDS, which was Ross Perot’s company, a very visible firm.

Bri (1:54) And that that brought you to Brazil?

David (1:57) Yes. They were, they were a lot like American back in those days, in that they would give you a ton of responsibility if you wanted it, you would work hard and you were mobile. So, I, you know, spent a few months in London with them, but then spent a year in Brazil, during a crazy time in Brazil when they were going from military rule to civilian rule for the first time in 50 years. And then, you know, I got back to Dallas, had a lot of friends that had gone to American Airlines from graduate school. They were saying good things, and I had the opportunity and I jumped over.

Bri (2:28) Yeah. And you played many roles at American. Could you walk us through a couple of those roles and some of the highlights of your time there?

David (2:36) Sure. So, I started on, you know, just a corporate finance job. I left there, went to London when we were just getting started in Europe, set up finance and all the accounting and stuff for, for Europe. During that time period, we acquired TWA’s Heathrow routes, which was a big acquisition, made us a huge player in Europe. After that, American bought Eastern’s routes into Latin America. American already had a big presence in the Caribbean but bought, you know, the biggest Latin America route network and is still the biggest one. I was moved down to Miami to basically do the same thing: set up accounting, finance, treasury, all of that stuff for about 23 different countries. And from there, the great thing was, through my experience down there, they gave me my first shot at going into the operations. So, I ran basically the ground ops for Central America and the Caribbean. And that involved, you know, not only the airports but also catering, maintenance and really the entire operation of the airline in what was about 12 countries, 14 airports at that time. And then, kept going that way and kept getting opportunities, you know, went back to a staff job and then bounced back out to run a hub – the Saint Louis hub – for American. So it was, you know, it was a great environment just because you really could get your hands dirty in the operation and have true frontline experience. From there I went into sales and marketing. So, basically, I ran sales and distribution globally for American. And that was a pretty big job back then, especially, and, you know, did a lot of great things there in terms of distribution. Had the opportunity to go to Virgin America. And that’s what I did.

Bri (4:20) Yeah. And at Virgin you really grew that from startup to profitability to IPO and then eventually to its sale to Alaska. So, you’ve been on both ends of the spectrum, both the startup and kind of more legacy player. What did you learn from your time at Virgin?

David (4:37) Well, you know, I joined a couple of months after the airline started flying. So it was, you know, we were flying about four aircraft at that time. Growing rapidly. And I think the first thing I learned about a startup is it’s messy. You know, you come from a highly structured universe like American Airlines where, you know, they’ve been flying for 70 years and everything’s defined and there are certain ways of doing things to an area where you’re really kind of making it up as you go. Fortunately, we had great operating people. Virgin was a very strong operating airline. You know, our first eight years, when we were eligible, we won the AQR, the airline quality ranking the government puts out, first place every year. And we had a foundation of good operating people when I got there. So, that made things a lot easier. But at the same time, you know, you have systems issues, you have people issues, you have all the things that come along with that.

Bri (5:32) All of the startup issues.

David (5:34) You have the normal startup problems, but you have it in an airline where you already have a tremendous amount of complexity. So it was, you know, it was a lot of long nights and a lot of weekends, but it was, it was awesome.

Bri (5:44) And I also read that you were kind of pushing the envelope in terms of its technology and in-flight entertainment offerings and offering really a differentiated customer experience. So, you were obviously very involved in understanding the strategy of what this customer experience would look like. How would you apply that to Southwest in terms of its customer experience?

David (6:06) Yeah, I think the one thing that was really interesting about Virgin was we were a low-cost carrier – at the same, time we were a high-quality product, you know, especially the kind of touch and feel of our product. And I think what it shows is that you can be both of those things. Our low cost came from the fact that we were a very efficient operation. Our production methodologies and everything else were extremely efficient. We had highly productive crews and it’s just the way we built the operation. You can decouple that from the product itself and then maybe spend a little bit more on the product. And that’s what we did. You know, we had, in-flight live television – the first airline to have that. First airline to be fleet-wide Wi-Fi. Mood lighting – we invented mood lighting. It’s on every airplane now, for the betterment of the world, I would say.

Bri (6:56) The nice music when you land, it calms everyone down.

David (7:00) Yeah. So, you know, a lot of it comes from, from the virgin DNA, of course, that it attracts just very creative, innovative people. They want to be part of what Virgin was about, especially back then. And so, we kind of let them run loose. You know, we had a couple of rules, you know, don’t do anything to embarrass the company. Don’t do anything to embarrass the brand. Obviously, safety always comes first, so whatever, you know, crazy things you want to try, we’re going to put it through the safety lens. But beyond that we would let people go for it. And I think, you know, I think it’s interesting from Southwest, from their perspective, they’ve got an opportunity right now that I don’t think anyone has really taken advantage of. Most airlines have gone to basically a intranet in the airplane, with entertainment being served to your own device, which I think is efficient. I think it’s the best way to go. People are used to using their own devices. But no one’s really done anything interesting with it, in my opinion. That it’s just a list of films, a list of TV shows. And that’s great, because it’s amazing how big these libraries are. But no one’s really packaged it, in my opinion, into an in-flight product. And it doesn’t mean you need to have seatback video. That’s last year’s technology anyway; it’s heavy and it’s expensive to maintain. But you can replicate, I believe, something that is almost kind of a curated customer experience in the intranet on the airplane, so when people pull up their phone it’s more than just a list of movies. So, I think there’s an opportunity there that no one has really taken advantage of yet.

Bri (8:32) You’ve been in the airlines industry for over 30 years now, and you’ve obviously seen it evolve. What are the key changes that you’ve seen over the last 30 years?

David (8:42) Well, I think that the most interesting changes have really happened in the last ten years. And that’s really with the advent of consumer electronics and the ability for airlines to interact with the passengers differently. And it’s not only airlines sending stuff to passengers, but obviously passengers interacting with the airline, whether it’s how they buy their tickets, how they check in and everything else. So, I think that’s really the interesting thing that has allowed some of the unbundling of products to happen. So, the fact that it is now a frictionless transaction with your cell phone to buy a seat assignment and things like that, that’s allowed the industry to move to a unbundled product and basically let you buy a la carte. And I think that’s one thing that Southwest has not done yet. I think there’s a lot of talk about doing it. And what I would say is: don’t always hold on to something because it was good to you in your past.

Bri (9:41) That’s very Herb Kelleher of you.

David (9:43) You know, these things are product features, and what you’re trying to do is create the best product you can for your customer, and one that allows people to make, you know, choices themselves rather than, you know, forcing things perhaps on the customer. So, I would say that is the most fundamental change is how airlines can now interact with their passengers. And I think it’s a huge opportunity for Southwest going forward.

Bri (10:04) You have great, obviously great experience kind of balancing that innovation with also keeping, keeping true to the roots of the company and keeping it really a low cost offering for customers. And so, when you think about your experience both at a legacy airline and more of a startup, how will you balance those two priorities in terms of focusing on innovation or focusing on price?

David (10:28) A lot of innovation is stifled in big companies, not because they’re big, but because of the way they’re structured. You know, I think, in general, with a big company, if you can keep the organization flat to where you don’t have multiple layers. And, you know, a lot of the best ideas happen, you know, kind of at the bottom of the organization structure. And the more layers you have, the less chance there is for it to bubble up. So, my view is the flatter the organization, the better. And then the other thing is to, you know, get the word out that it’s okay to fail. Not everything needs to work. And, you know, failure breeds success, usually.

Bri (11:05) Yeah. And I think that that’s a good segue. So, some of our listeners might be frontline employees at Southwest. And so, if you had one statement that you would like to make to them, what would that be?

David (11:18) Well, I think the key thing is, you know, the culture is what really built the company. You know, and culture is a lot of things. It’s the type of people you hire. It’s whether they’re optimists, whether they take great pride in serving customers. Hopefully – and Southwest has it, and Virgin America certainly did – you have people who their focus is making sure that when that person gets on that airplane, they have a great flight, that you can make that person’s day a good day or a bad day in terms of how we handle them. The other thing I’ll say is, what we used to say at Virgin America, is: you always want to make sure that when you hand that passenger off to the next point of contact, they are in a better mood than when you got them. So, whether it’s a check-in agent, a gate agent, handing them off to the aircraft, that you always want to make sure that you’re handing your teammates someone that they can work with. So, I think that’s what I would say, is really it’s keeping the focus on the culture, keeping the focus on being a fun, friendly brand and a nice place to work.

Bri (12:20) Can you talk a little bit more about how you view Southwest’s culture and how you think going through this kind of period of change may impact it or may not impact it?

David (12:53) I think we all view Southwest’s culture as being a very strong culture. You know, I lived in Dallas many years. You know, I live outside of Austin now, so I grew up beside Southwest, competing with them at American Airlines, we were crosstown rivals. And their culture is, it’s an overwhelming culture, you know, it’s a culture of friendliness. That’s what people talk about with Southwest; they have friendly people and, you know, everyone seems to be enjoying their job. So, that’s really what you need to hold on to because when you lose that you can’t get it back. So, you’ve got to hold on to that. And what I would say is they have held on to it. You know, I think there are some challenges at the company that need to be addressed. Throughout it, I’ve flown Southwest and, you know, the service is still great and that should be the focus going forward. But at the same time, you know, you’ve got to perform, you know, whether it’s performing in the operations, which is, you know, have slipped a little bit; financially, same thing, slipped a little bit. It’s important for the airline to run on all cylinders. And I would say those are two that maybe need a little bit more attention.

Bri (13:37) And I think we can close out our conversation today, I’m going to ask all of our candidates this. What excites you most about the possibility of joining Southwest’s board?

David (14:09) Well, I would say a couple of things. The company’s got some unique structural strengths. You know, that it’s got a great balance sheet. Flies a point-to-point network, which I’m a fan of – I think there are certain efficiencies that maybe Southwest is no longer getting from it, but it is inherent in that type of structure. And they fly a single fleet plane. So, all of the things that made them the low-cost, most productive airline in the country, those structural things are still there. And I think what excites me is how do we get the company back to where they’re actually getting the financial performance and the productivity performance that you should be getting out of that structure? So, I think that’s extremely exciting. You know, the other one is, you know, Southwest is an iconic brand. And I think it’s important that the iconic brands in our country be strong. You know, you’re not guaranteed a spot at the table. You know, you have to fight for that spot at the table and you have to perform and everything else. And I think Southwest has done so much for the industry. They’ve done so much for the world. You know, they have freed the people. You know that the low-cost carrier model is what’s allowed people to travel all over the world in ways they couldn’t. Not only people in the United States that can now afford it, but I always use the example of what happens in the Pacific Islands. These are, you know, 20 years ago, these people were taking ferries from island to island – not very safe, took forever – so, you basically just stayed home. Now you have huge airlines there all because of the low-cost model that are allowing people to live life differently. So, I think, you know, Southwest started all of that. And I think it’s important that they are successful and strong going into the future.

Bri (15:39) Thank you, David, so much for joining our podcast today and your willingness to serve Southwest.

David (15:44) Well, thanks a lot for having me. It was great to be here.

Bri (15:49) For more information about the candidates as well as information on how to vote, visit StrongerSouthwest.com. And please remember to subscribe to this podcast so you can stay updated with the latest episodes. Thank you and see you next time.

Item 2: Also on October 22, 2024, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on October 22, 2024, Elliott sent an email to subscribers of www.strongersouthwest.com, a copy of which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on October 22, 2024, Elliott posted updated materials to www.strongersouthwest.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 5: Also on October 22, 2024, Elliott updated www.strongersouthwest.com to contain the following updated disclosure legend in the footer of each page:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at a special meeting of shareholders of Southwest Airlines Co., a Texas corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Elliott Investment Management L.P. (“EIM”), Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), The Liverpool Limited Partnership (“Liverpool”), Elliott Investment Management GP LLC (“EIM GP”), Paul E. Singer (“Singer”), Michael Cawley, David Cush, Sarah Feinberg, Joshua Gotbaum, David Grissen, Robert Milton, Gregg Saretsky and Patricia Watson.

As of October 22, 2024, Elliott has combined economic exposure in the Company of approximately 11.0% of the shares of its Common Stock, $1.00 par value per share (the “Common Stock”), outstanding. As of October 22, 2024, EIM, the investment manager of Elliott Associates and Elliott International (together, the “Elliott Funds”) with respect to the shares of Common Stock held by the Elliott Funds and/or their respective subsidiaries, beneficially owns 61,116,500 shares of Common Stock. Additionally, as of October 22, 2024, the Elliott Funds are party to notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 4,808,000 shares of Common Stock (the “Derivative Agreements”). Elliott Associates, Elliott International and Liverpool are the direct holders of the shares of Common Stock beneficially owned by EIM, and are party to the Derivative Agreements. Liverpool is a wholly-owned subsidiary of Elliott Associates. EIM GP is the sole general partner of EIM. Singer is the sole managing member of EIM GP. As of October 22, 2024, Mr. Cawley holds 19,765 shares of Common Stock, Mr. Cush holds 10,000 shares of Common Stock, Ms. Feinberg beneficially owns 3,068 shares of Common Stock, including 2,800 shares of Common Stock held directly and 268 shares of Common Stock held by her domestic partner, Mr. Gotbaum holds 19,162 shares of Common Stock, Mr. Milton holds 1,953 shares of Common Stock, Mr. Saretsky holds 4,000 shares of Common Stock, and Ms. Watson beneficially owns 5,243 shares of Common Stock, including 3,964 shares of Common Stock held directly and 1,279 shares of Common Stock held by her spouse.